UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2010

TIER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-23195 (Commission File Number)	94-3145844 (IRS Employer Identification No.)
11130 Sunrise Valley Drive, Suite 300 Reston, Virginia (Address of Principal Executive Offices)		20191 (Zip Code)
Registrant's telephone number, including area code: 571-382-1000
Not Applicable ------------------------------------------------------------------------------------------------------------------------ (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities act (17 CFR 230.425)
☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, in a Form 8-K filed on June 29, 2010 by Tier Technologies, Inc. ("Tier"), Ronald L. Rossetti ceased to be Chief Executive Officer ("CEO") of Tier in June 2010.  The effective date of Mr. Rossetti's separation as CEO was June 26, 2010 (the “Separation Date”).  Pursuant to the Employment Agreement dated as of April 30, 2008 (the “Employment Agreement”) between Tier and Mr. Rossetti, Mr. Rossetti was entitled to the payments specified in the Employment Agreement upon the execution of a severance agreement and release.

On December 23, 2010, Mr. Rossetti signed the Separation Agreement and Release attached hereto as Exhibit 99.1 (the “Separation Agreement”).  On December 30, 2010, after the expiration of the statutory seven-day revocation period, Tier executed the Separation Agreement, and on December 31, 2010, Tier paid Mr. Rossetti approximately $1.3 million pursuant to the Separation Agreement.  The Separation Agreement is in substantially the form provided for by the Employment Agreement, and the amount that Tier paid Mr. Rossetti pursuant to the Separation Agreement was determined substantially in the manner required by the Employment Agreement.  The Separation Agreement was deemed to be effective as of the Separation Date.  The foregoing description of the Separation Agreement is qualified in its entirety by the full text of the Separation Agreement, which is attached as Exhibit 99.1 to this Form 8-K.

Tier does not expect that the payment to Mr. Rossetti will have a material effect on its results of operations for the quarter ended December 31, 2010, because Tier accrued $1.2 million in severance expense in June 2010 in connection with Mr. Rossetti’s departure as CEO from the company.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Separation Agreement and Release effective as of the Separation Date (as defined therein) between Tier Technologies, Inc. and Ronald L. Rossetti

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIER TECHNOLOGIES, INC

	By:	/s/ Alex P. Hart
	Name:	Alex P. Hart
	Title:	Chief Executive Officer
Date: January 4, 2011

Exhibit Index

Exhibit No.	Description
99.1	Separation Agreement and Release effective as of the Separation Date (as defined therein) between Tier Technologies, Inc. and Ronald L. Rossetti